Exhibit 10.1

AGREEMENT

This AGREEMENT (this “Agreement”), is entered into as of this 2nd day of February, 2007, by and between Benacquista Galleries Inc., a Nevada corporation, with its principal place of business at 6870 La Valle Plateada Rancho, Santa Fe, California 92067 (“Benacquista”), and Whole In One Organics, Inc., a privately-held Nevada corporation, with its principal executive offices at 1375 Hauser, Los Angeles, California 90019 (“Whole In One”) (each of Benacquista and Whole In One, individually, a “Party”, and collectively, the “Parties”).

WHEREAS, on December 18, 2006 the Parties hereto entered into a certain stock purchase agreement (the “Stock Purchase Agreement”), pursuant to the terms of which Benacquista acquired four million nine hundred thousand (4,900,000) unregistered shares of Whole In One common stock (the “Common Shares”) in consideration of certain services provided and funds in the aggregate amount of ten thousand dollars ($10,000) (the “Purchase Price”); and

WHEREAS, as a consequence of certain subsequent events, the Parties now desire to void the Stock Purchase Agreement ab initio, and exchange mutual and general releases, so as to restore each to its respective position prior to execution and delivery of the Stock Purchase Agreement;

NOW, THEREFORE, in consideration of the forgoing, and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby covenant and agree as follows:

1.   Voiding of the Stock Purchase Agreement. Benacquista and Whole In One do hereby agree that the Stock Purchase Agreement is null and void ab initio, having no force or effect whatsoever, with the result of the Common Shares being restored to the status of authorized but unissued shares.

2.   Remittance of Purchase Price and Deliver of Common Shares. Upon execution hereof or as at a time as soon as reasonably practicable thereafter, Whole In One shall pay to the order of Benacquista, in same day immediately available funds, the aggregate Purchase Price, upon receipt of which Benaquista shall take, or cause to be taken, all actions reasonably necessary to deliver to Whole In One any certificate or certificates representing the Common Shares and registered in its name or in the name of its nominees.

3.	Mutual and General Release.

3.1   Benacquista hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Whole In One and its officers, directors, stockholders, affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever which it may have ever had or now has against Whole In One or its officers, directors, stockholders, affiliates, attorneys, agents and employees, including, without limitation, any and all claims arising out of the Stock Purchase Agreement and the voiding thereof.

3.2   Whole In One hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Benacquista and its officers, directors, stockholders, affiliates, attorneys, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature whatsoever which it may have ever had or now has against Benacquista or its officers, directors, stockholders, affiliates, attorneys, agents and employees, including, without limitation, any and all claims arising out of the Stock Purchase Agreement and the voiding thereof.

4.	Miscellaneous.

4.1   Expenses. Each of the Parties hereto shall bear their own expenses in connection with the transactions contemplated by this Agreement, including, without limitation, attorneys’ fees and costs and any expenses incurred in relation to the filing of notices with federal or state securities commissions or regulatory authorities.

4.2   Further Action. Each of the Parties hereto shall execute and deliver all documents, provide all information, and take or forbear from taking all such action as may be reasonably necessary or appropriate to achieve the purpose of this Agreement and to restore each Party to its respective position prior to execution and delivery of the Stock Purchase Agreement.

4.3   Entire Agreement. This Agreement constitutes the full and entire Agreement by and between the Parties with regard to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or verbal. The failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such Party. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Parties hereto.

4.4   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, legal representatives and assigns.

4.5   Notices. Any notice or other communication required or permitted by this Agreement shall be given in writing and shall be deemed sufficient when delivered personally, or on the first attempted date of delivery after being mailed by certified or registered mail, return receipt requested, to the Parties at the addresses first set forth at the beginning of this Agreement or at such other address as shall be specified by the Parties by like notice.

4.6   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

4.7   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the validity of this Agreement shall not be affected thereby and the remaining provisions shall continue in full force and effect, construed as if such unenforceable provision was not a part of this Agreement.

4.8   Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

4.9   Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Reno, Nevada, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first appearing above.

BENACQUISTA GALLERIES, INC.

By: /s/ James Price
James Price
Chief Executive Officer

WHOLE IN ONE ORGANICS, INC.

By: /s/ Miguel Rivera
Miguel Rivera
President